Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS

STRONG GAINS IN OPERATING RESULTS

Net Sales Revenue Sets New Record

PROVO, UTAH, October 20, 2004 – Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported record net sales revenue for the three and nine month periods ended September 30, 2004.

“Our results for the third quarter reflected continued sales revenue gains in our Synergy and international operations, improvements in the United States operations, as well as the benefits of recent product introductions and more intensive marketing efforts.  We are also beginning to see the benefits from our stated long-range program to materially reduce selling, general and administrative expenses,” said Douglas Faggioli, President and CEO.

For the third quarter, net sales revenue totaled $83.6 million, compared with $63.5 million in the same period of the prior year, a gain of 31.7 percent, while operating income totaled $6.8 million, compared to an operating loss in the same period of the prior year of $1.0 million, a $7.8 million improvement.  As a percent of net sales revenue, cost of goods sold equaled 18.3 percent, compared to 20.8 percent in the same period of the prior year, and selling, general and administrative (“SG&A”) costs improved to 33.7 percent, compared with 38.3 percent in the second quarter of 2004 and 43.8 percent in the third quarter of 2003.  Net income totaled $4.6 million, or $0.29 per diluted share, compared with a loss in the same period of the prior year of $0.6 million, or ($0.04) per diluted share.  Results of the same period of the prior year included $2.2 million in pre-tax expenses related to costs associated with a realignment program.

Net sales revenue for the nine months ended September 30, 2004 increased to $240.1 million, compared with $189.7 million in the same period of the prior year, an increase of 26.6 percent.  SG&A stood at 36.3 percent of net sales revenue, compared to 41.0 percent in the same period of the prior year.  Operating income more than tripled, to $15.2 million, compared with $3.9 million the previous year.  Net income amounted to $12.4 million, compared with $2.2 million in the same period of the prior year, an increase of 473.5 percent.   Per diluted share net income for the nine months equaled $0.81, compared with $0.15 in the same period of the prior year.

Synergy Worldwide, operating principally in Asia, continued to experience rapid growth.  Third quarter net sales revenue advanced 271.0 percent, to $24.3 million, compared with $6.6 million in the same period of the prior year, and for the nine months amounted to $60.1 million, compared with $16.4 million in the same period of the prior year, a gain of 265.7 percent.  During the third quarter Synergy began operations in Australia and converted Nature’s Sunshine South Korea and Nature’s Sunshine Singapore to Synergy operations.

Third quarter United States net sales revenue, excluding the Dominican Republic, was flat, compared to the same period of the prior year. United States net sales revenues including sales from the Dominican Republic, were down slightly year to year, to $32.9 million, compared with $34.0 million, a decrease of 3.2 percent. For the nine months ended September 30, 2004 net sales revenue totaled $103.3 million compared to $107.8 million, a decrease of 4.1 percent.   The improvement in United States operations is directly related to new products, including Thai-Go, now Nature’s Sunshine top selling product, and positive reaction to the Habit-of-Health 90-Day Challenge program. This program provides incentives for consumers to utilize a package of proprietary products for at least 90 days.  The core package contains six of Nature’s best and most popular supplements designed to supplement normal diets and provide extra nutritional support.

The international division posted third quarter net sales revenue of $26.4 million, compared with $22.9 million in the same period of the prior year, and for the nine months, net sales revenue totaled $76.6 million, compared with $65.5 million in the same period of the prior year, an increase of 15.0 percent and 17.0 percent, respectively.  The strongest third quarter net sales revenue gains internationally were recorded in the Russian Federation, the United Kingdom, Colombia, Central America and Canada.

All current and prior segment information has been restated to reflect the realignment of our South Korea and Singapore operations to Synergy Worldwide.

As of September 30, 2004, working capital totaled $45.1 million, and cash and cash equivalents totaled $39.5 million. Shareholders equity amounted to $94.1 million.  The Company has no debt.

Nature’s Sunshine had approximately 652,000 Distributors worldwide at September 30, 2004, compared to approximately 562,000 at December 31, 2003.  The numbers of Managers worldwide on the same dates were approximately 18,100 and 15,150, respectively.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore, Australia and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Conference Call Schedule

A conference call will be held on Wednesday, October 20, 2004, at 11am (ET) and can be accessed live over the Internet through World Investor Link’s Vcall website, located at http://www.vcall.com.  To listen to the live call, individuals should go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay on the Vcall website will be available for one week after the original broadcast.  A rebroadcast of the call will be available starting approximately two hours after the conference call ends, through midnight (ET) on Sunday, October 31, 2004.  The replay of the conference call can be accessed by dialing 1-877-519-4471, and, when prompted, use PIN number 5288769. International callers dial (973) 341-3080 and use the same PIN number.

Contact:
Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder & Company
75 East 1700 South	10 East 40th Street
P.O. Box 19005	Suite 1308
Provo, UT 84605	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.

NATURE’S SUNSHINE PRODUCTS, INC.

FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

	QUARTER ENDED SEPTEMBER 30
	(Unaudited)
	2004	2003 (Restated)(1)
Net sales revenue	$83,617	$63,470

Cost of goods sold	15,312	13,228
Volume incentives	33,362	23,503
Selling, general and administrative	28,160	27,787
	76,834	64,518
Operating income (loss)	6,783	(1,048)
Other income, net	174	220
Income (loss) before income taxes	6,957	(828)
Provision (benefit) for income taxes	2,350	(264)
Net income (loss)	$4,607	$(564)
Basic net income (loss) per common share	$0.31	$(0.04)
Basic weighted average common shares	15,076	13,930
Diluted net income (loss) per common share	$0.29	$(0.04)
Diluted weighted average common shares	15,654	13,930

	NINE MONTHS ENDED SEPTEMBER 30
	(Unaudited)
	2004	2003 (Restated)(1)
Net sales revenue	$240,100	$189,725

Cost of goods sold	44,813	39,154
Volume incentives	92,986	68,928
Selling, general and administrative	87,142	77,744
	224,941	185,826
Operating income	15,159	3,899
Other income (expense), net	903	(715)
Income before income taxes	16,062	3,184
Provision for income taxes	3,645	1,019
Net income	$12,417	$2,165
Basic net income per common share	$0.84	$0.15
Basic weighted average common shares	14,846	14,237
Diluted net income per common share	$0.81	$0.15
Diluted weighted average common shares	15,395	14,411

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$39,521	$30,665
Other current assets	60,015	45,371
Total current assets	99,536	76,036
Property, plant and equipment	33,874	32,318
Other assets	17,058	17,204
Total	$150,468	$125,558

Current liabilities	$54,396	$45,984
Other liabilities	2,010	2,232
Shareholders’ equity	94,062	77,342
Total	$150,468	$125,558

(1) We have re-evaluated our financial statement presentation of volume incentive payments made to our independent Distributors and Managers.  These payments consist of (1) commissions paid for purchases made by the Distributors and Managers’ down-line organizations, and (2) rebates paid to Distributors and Managers for purchases of products for their own use or for resale.  In accordance with EITF 01-9, we determined, during the year ended December 31, 2003, to present the portion of volume incentive payments representing rebates as reductions to sales revenue rather than as operating expenses.  As a result, we have reclassified the appropriate amounts and restated for all periods presented in this press release, including all segment data, by reducing sales revenue and volume incentives (operating expense) by equal amounts.  These reclassifications had no effect on operating income (loss), net income (loss), or earnings per basic or diluted common share.